Exhibit 99.1

News Release	Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202 414 765-7700 Main 414 298-2921 Fax mibank.com

For Release:	Immediately
Contact:	Greg Smith, senior vice president, chief financial officer 414 765-7727
Dave Urban, vice president, director of investor relations 414 765-7853

MARSHALL & ILSLEY CORPORATION REPORTS NET INCOME OF $0.56 PER DILUTED SHARE FOR 2008 FIRST QUARTER

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Net interest income increased 9 percent compared to the first quarter of 2007.

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Wealth Management total revenue rose 18 percent over the same period last year.

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First Indiana Corporation acquisition integrated successfully.

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Capital strength provides significant cushion in uncertain environment.

Milwaukee, Wis. – April 15, 2008 – Marshall & Ilsley Corporation (NYSE: MI) (M&I) today reported 2008 first quarter net income of $146.2 million, or $0.56 per share, as compared to income from continuing operations of $168.8 million, or $0.65 per share, in the first quarter of 2007.

During the first quarter of 2008, the Corporation realized two unusual events which contributed to M&I’s financial results for the quarter.

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M&I recognized pre-tax income of $39 million due to the redemption of 39 percent of the Corporation’s VISA shares and a related litigation reserve adjustment.

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M&I recorded a $20 million tax benefit related to positive developments in the U.S. tax court.

Based on income from continuing operations, return on average assets for the first quarter was 0.94 percent, as compared to 1.24 percent for the same period in 2007. Return on average equity was 8.4 percent this quarter as compared to 10.9 percent for the first quarter of 2007.

The continued stress on M&I’s construction and development portfolio led to further elevated charge-offs and provisions. M&I posted first quarter net charge-offs of $131 million and a loan loss provision of $146 million.

2008 First Quarter Key Performance Highlights

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On an acquisition-adjusted basis, average loans and leases increased 9 percent over the first quarter of 2007.

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Net interest income increased 9 percent compared to the same period last year.

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Wealth Management total revenue increased 18 percent over the first quarter of 2007.

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Efficiency ratio was 50.6 percent, up 0.1 percentage point from the same period last year.

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Tangible equity ratio was 7.8 percent at March 31, 2008—up 1.7 percentage points from March 31, 2007.

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Loan and Core Deposit Growth

On an acquisition-adjusted basis, M&I’s average loans and leases totaled $48.6 billion for the first quarter of 2008, reflecting an increase of $3.9 billion or 9 percent compared to the first quarter of 2007. More importantly, as an indicator of recent franchise strength and M&I’s ability to grow market share, the Corporation’s average loans grew by $1.6 billion compared to the linked fourth quarter, which equates to a 14 percent annualized growth rate. The Corporation’s average bank-issued deposits totaled $29.4 billion for the first quarter of 2008, essentially unchanged versus the first quarter of 2007.

Net Interest Income

The Corporation’s net interest income (FTE) rose $36.0 million to $437.5 million in the first quarter of 2008—up 9 percent compared to the first quarter of 2007. The net interest margin was 3.09 percent, down 4 basis points on a linked quarter basis, and  down 11 basis points from the same period last year. During the current quarter, the Corporation’s net interest margin was negatively impacted by non-performing assets, the cash acquisition of First Indiana Corporation, and share repurchase activity.

Asset Quality

M&I’s construction and development portfolio continued to experience deterioration in the estimated collateral values and repayment abilities of some of the Corporation’s customers, particularly mid-sized local developers. M&I’s provision for loan and lease losses was $146.3 million in the first quarter of 2008, versus $17.1 million in the same period last year. Net charge-

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offs were $131.1 million for the period, or 1.08 percent of total average loans and leases outstanding this quarter, and $14.7 million a year ago or 0.14 percent of total average loans and leases. At March 31, 2008 and 2007, the allowance for loan and lease losses was 1.10 percent and 1.00 percent, respectively, of total loans and leases. Non-performing loans and leases were 1.60 percent of total loans and leases at March 31, 2008, compared to 2.00 percent at December 31, 2007, and 0.83 percent at March 31, 2007.

 Wealth Management Revenue

M&I’s Wealth Management business produced solid results during the first quarter of 2008. Wealth Management total revenue was $71.9 million for the current quarter, an increase of $11.2 million or 18 percent over the first quarter of 2007. Assets Under Management finished the quarter at $25.8 billion and Assets Under Administration ended at $105.4 billion.

Non-Interest Expense

The Corporation’s non-interest expense was $315.8 million for the current quarter, a decrease of $130 million from the fourth quarter of 2007 which included a charitable contribution expense, a debt termination loss, and a VISA related litigation accrual that totaled approximately $125 million. The efficiency ratio was 50.6 percent, up 0.1 percentage point from the same period last year.

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Balance Sheet and Capital Management

M&I’s consolidated assets and common shareholders’ equity were $63.4 billion and $7.0 billion, respectively, at March 31, 2008, compared to $56.5 billion and $6.4 billion, respectively, at March 31, 2007. There were 259.1 million common shares outstanding at March 31, 2008, compared to 256.8 million outstanding at March 31, 2007. The Corporation has a Stock Repurchase Program authorization under which up to 12 million shares of the Corporation’s common stock can be repurchased annually. In the first quarter of 2008, the Corporation repurchased 4.8 million shares. M&I’s tangible common equity ratio was 7.8 percent at March 31, 2008—up 1.7 percentage points from March 31, 2007.

Conference Call

Marshall & Ilsley Corporation will hold a conference call at 11:00 a.m. Central Daylight Time Tuesday, April 15, regarding first quarter earnings. For those interested in listening, please call 1-888-711-1825 and ask for M&I’s quarterly earnings release conference call. If you are unable to join us at this time, a replay of the call will be available beginning at 2:30 p.m. on April 15 and will run through 5:00 p.m. April 22, by calling 1-800-642-1687 and entering pass code 406 53 558 to listen.

Supplemental financial information referenced in the conference call can be found at www.micorp.com, Investor Relations, after 8:00 a.m. on April 15.

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About Marshall & Ilsley Corporation

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $63.4 billion in assets. Founded in 1847, M&I Marshall

& Ilsley Bank is the largest Wisconsin-based bank, with 193 offices throughout the state. In addition, M&I has 51 locations throughout Arizona; 32 offices in Indianapolis and nearby communities; 31 offices along Florida’s west coast and in central Florida; 15 offices in Kansas City and nearby communities; 23 offices in metropolitan Minneapolis/St. Paul, and one in Duluth, Minn.; and one office in Las Vegas, Nev. M&I’s Southwest Bank subsidiary has 17 offices in the greater St. Louis area. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as “may,” “expects,” “anticipates,” “estimates” or “believes.”  Such statements are subject to important factors that could cause M&I’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) M&I’s exposure to the volatile

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commercial and residential real estate markets, which could result in increased charge-offs and increases in M&I’s allowance for loan and lease losses to compensate for potential losses in its real estate loan portfolio, (ii) adverse changes in the financial performance and/or condition of M&I’s borrowers, which could impact repayment of such borrowers’ outstanding loans, (iii) those factors referenced in Item 1A. Risk Factors in M&I’s annual report on Form 10-K for the year ended December 31, 2007 and as may be described from time to time in M&I’s subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only M&I’s belief as of the date of this press release.  Except as required by federal securities law, M&I undertakes no obligation to update these forward-looking statements or reflect events or circumstances after the date of this report.

Marshall & Ilsley Corporation
Financial Information
(unaudited)
	Three Months Ended March 31,		Percent
	2008	2007	Change
PER SHARE DATA
Diluted:
Income from Continuing Operations	$0.56	$0.65	-13.8%
Net Income	0.56	0.83	-32.5

Basic:
Income from Continuing Operations	0.56	0.66	-15.2
Net Income	0.56	0.85	-34.1

Dividend Declared	0.31	0.27	14.8
Book Value	27.09	24.90	8.8
Shares Outstanding (millions):
Average - Diluted	262.3	261.3	0.4
End of Period	259.1	256.8	0.9

INCOME STATEMENT ($millions)

Net Interest Income (FTE)	$437.5	$401.5	9.0%
Provision for Loan and Lease Losses	146.3	17.1	753.3

Wealth Management	71.9	60.7	18.4
Service Charge on Deposits	35.7	27.7	29.0
Mortgage Banking	9.4	10.1	-7.7
Net Investment Securities Gains	25.7	1.6	n.m.
All Other	68.5	55.5	23.7
Total Non-Interest Revenues	211.2	155.6	35.8

Salaries and Employee Benefits	174.7	150.2	16.3
Occupancy and Equipment	31.2	27.4	13.9
Intangible Amortization	5.9	4.5	32.1
Other	104.0	98.9	5.1
Total Non-Interest Expenses	315.8	281.0	12.4

Tax Equivalent Adjustment	7.1	7.1	1.1
Pre-Tax Income	179.5	251.9	-28.7
Provision for Income Taxes	33.3	83.1	-59.9
Income from Continuing Operations	146.2	168.8	-13.4
Discontinued Operations, net of tax:
Transactions Costs	-	(1.3)
Metavante Earnings	-	49.3
Discontinued Operations, net of tax	-	48.0
Net Income	$146.2	$216.8	-32.5%

KEY RATIOS

Net Interest Margin (FTE) / Avg. Earning Assets	3.09%	3.20%
Interest Spread (FTE)	2.53	2.55

Based on Income from Continuing Operations
Efficiency Ratio	50.6%	50.5%
Return on Assets	0.94	1.24
Return on Equity	8.37	10.94

Based on Net Income
Return on Assets	0.94%	1.56%
Return on Equity	8.37	14.05

Equity / Assets (End of Period)	11.00%	11.24%

Marshall & Ilsley Corporation
Financial Information
(unaudited)
	As of March 31,		Percent
	2008	2007	Change
ASSETS ($millions)
Cash & Due From Banks	$1,360	$1,037	31.2%
Trading Securities	195	117	66.4
Short - Term Investments	307	180	70.7
Investment Securities	7,853	7,452	5.4
Loan to Metavante	-	982	n.m.
Loans and Leases:
Commercial Loans & Leases	15,414	12,818	20.2
Commercial Real Estate	16,957	14,391	17.8
Residential Real Estate	10,342	9,308	11.1
Home Equity Loans & Lines	4,722	4,213	12.1
Personal Loans and Leases	1,865	1,524	22.5
Total Loans and Leases	49,300	42,254	16.7
Reserve for Loan & Lease Losses	(544)	(423)	28.5
Premises and Equipment, net	514	443	15.8
Goodwill and Intangibles	2,246	1,566	43.5
Other Assets	2,167	1,546	40.1
Total Assets of Continuing Operations	63,398	55,154	14.9
Assets of Discontinued Operations	-	1,377	n.m.
Total Assets	$63,398	$56,531	12.1%

LIABILITIES & SHAREHOLDERS' EQUITY ($millions)
Deposits:
Noninterest Bearing	$6,138	$5,411	13.4%
Bank Issued Interest Bearing Activity	15,135	13,096	15.6
Bank Issued Time	8,736	8,403	4.0
Total Bank Issued Deposits	30,009	26,910	11.5
Wholesale Deposits	8,718	6,222	40.1
Total Deposits	38,727	33,132	16.9
Short - Term Borrowings	7,641	8,661	-11.8
Long - Term Borrowings	9,076	7,314	24.1
Other Liabilities	980	1,006	-2.6
Liabilities of Discontinued Operations	-	64	n.m.
Shareholders' Equity	6,974	6,354	9.8
Total Liabilities & Shareholders' Equity	$63,398	$56,531	12.1%

	Three Months Ended March 31,		Percent
	2008	2007	Change
AVERAGE ASSETS ($millions)
Cash & Due From Banks	$953	$995	-4.2%
Trading Securities	179	41	331.7
Short - Term Investments	332	274	21.2
Investment Securities	7,911	7,372	7.3
Loan to Metavante	-	982	n.m.
Loans and Leases:
Commercial Loans & Leases	14,911	12,677	17.6
Commercial Real Estate	16,943	14,416	17.5
Residential Real Estate	10,298	9,162	12.4
Home Equity Loans and Lines	4,670	4,295	8.7
Personal Loans and Leases	1,788	1,553	15.2
Total Loans and Leases	48,610	42,103	15.5
Reserve for Loan & Lease Losses	(557)	(424)	31.6
Premises and Equipment, net	509	441	15.7
Goodwill and Intangibles	2,242	1,570	42.7
Other Assets	2,174	1,649	31.9
Total Assets of Continuing Operations	62,353	55,003	13.4
Assets of Discontinued Operations	-	1,509	n.m.
Total Assets	$62,353	$56,512	10.3%

Memo:
Average Earning Assets	$57,032	$50,772
Average Earning Assets Excluding Investment Securities
Unrealized Gains/Losses	$56,998	$50,821

AVG LIABILITIES & SHAREHOLDERS' EQUITY ($millions)
Deposits:
Noninterest Bearing	$5,629	$5,341	5.4%
Bank Issued Interest Bearing Activity	14,951	12,976	15.2
Bank Issued Time	8,858	8,400	5.5
Total Bank Issued Deposits	29,438	26,717	10.2
Wholesale Deposits	8,290	6,371	30.1
Total Deposits	37,728	33,088	14.0
Short - Term Borrowings	6,416	4,248	51.0
Long - Term Borrowings	10,020	11,624	-13.8
Other Liabilities	1,162	1,054	10.2
Liabilities of Discontinued Operations	-	240	n.m.
Shareholders' Equity	7,027	6,258	12.3
Total Liabilities & Shareholders' Equity	$62,353	$56,512	10.3%

Memo:
Average Interest Bearing Liabilities	$48,535	$43,619

Marshall & Ilsley Corporation
Financial Information
(unaudited)
	Three Months Ended March 31,		Percent
	2008	2007	Change
CREDIT QUALITY

Net Charge-Offs ($millions)	$131.1	$14.7	793.3%
Net Charge-Offs / Average Loans & Leases	1.08%	0.14%
Loan and Lease Loss Reserve ($millions)	$543.5	$423.1	28.5%
Loan and Lease Loss Reserve / Period-End Loans & Leases	1.10%	1.00%
Nonaccrual Loans & Leases ($millions)	$774.1	$340.7	127.2%
Nonaccrual Loans & Leases / Period-End Loans & Leases	1.57%	0.81%
Loan and Lease Loss Reserve / Nonaccrual Loans & Leases	70%	124%
Non-Performing Loans & Leases (NPL) ($millions) (a)	$787.0	$351.7	123.8%
NPL's / Period-End Loans & Leases (a)	1.60%	0.83%
Loan and Lease Loss Reserve / Non-Performing Loans & Leases (a)	69%	120%

MARGIN ANALYSIS (b)

Loans and Leases:
Commercial Loans & Leases	6.25%	7.62%
Commercial Real Estate	6.56	7.60
Residential Real Estate	6.43	7.32
Home Equity Loans and Lines	6.89	7.55
Personal Loans and Leases	6.99	7.85
Total Loans and Leases	6.49	7.55
Loan to Metavante	-	4.46
Investment Securities	5.03	5.39
Short - Term Investments	2.82	4.72
Interest Income (FTE) / Avg. Interest Earning Assets	6.25%	7.15%
Interest Bearing Deposits:
Bank Issued Interest Bearing Activity	2.43%	3.62%
Bank Issued Time	4.54	4.85
Total Bank Issued Deposits	3.22	4.10
Wholesale Deposits	4.00	5.10
Total Interest Bearing Deposits	3.42	4.33
Short - Term Borrowings	3.36	5.24
Long - Term Borrowings	4.91	5.02
Interest Expense / Avg. Interest Bearing Liabilities	3.72%	4.60%
Net Interest Margin(FTE) / Avg. Earning Assets	3.09%	3.20%
Interest Spread (FTE)	2.53%	2.55%

Notes:
(a) Includes Loans past due 90 days or more.
(b) Based on average balances excluding fair value adjustments for available for sale securities.